Exhibit 99.2

U.S. Home Systems, Inc.

Third Quarter 2008 Earnings Conference Call

November 13, 2008

Operator: Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the U.S. Home Systems, Inc. Third Quarter 2008 Earnings Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star followed by the one on your touchtone phone. Please press star, zero for Operator assistance at any time. If you’re using speaker equipment, it will be necessary to lift the handset before pressing the numbers. This conference call is being recorded today, Thursday, November 13, 2008.

At this time, I would like to turn the conference over to Mr. Brett Maas of Hayden Communications. Please go ahead, Sir.

Brett Maas: Good afternoon, and thank you for joining the U.S. Home Systems investor conference call. Following management’s comments, we’ll open the line to answer your questions. This call is also being simulcast on the internet through our website at www.ushomesystems.com or through ViaVid Broadcasting website at viavid.net. An audio replay of the call will be available on these websites for 14 days.

Today’s presentation may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the company believes these assumptions are reasonable, no assurance can be given that they will prove correct. If the company’s performance differs materially from these assumptions or estimates, U.S. Home System’s actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

It is now my pleasure to introduce Murray Gross, Chairman and Chief Executive Officer of U.S. Home Systems. Murray?

Murray Gross: Thanks, Brett. Good afternoon, everyone. Joining me today is Peter Bulger, our President and Chief Operating Officer, and Robert DeFronzo, our Chief Financial Officer.

Before we review the operating results for the third quarter, I’d like to give you an overview of some recent events. As we previously reported, we and The Home Depot agreed to terminate the installed deck program under our Service Provider Agreement. As a result, in February, we ceased offering deck products in various markets. In October, we ceased selling deck products in our remaining markets in northern Virginia, Maryland, Philadelphia, New York, and New Jersey. We had planned to return to marketing deck products under our own designer deck brand in the northern Virginia, Maryland, and Philadelphia markets after we had completed the phase-out in the Home Depot stores. However, after careful study and evaluation, we have determined that we face too many challenges to continue this business under our brand or any brand.

The factors we considered in making our decision included: Our growth strategy to concentrate our resources on offering products that we can scale over our larger footprint with our strategic partner, The Home Depot; two, the continuing challenge of security permits on a timely basis due to the uniqueness of the designer deck product; three, growing demand for traditional deck construction with composite materials, which rendered our factor-built deck product obsolete; four, the challenge and expense of reintroducing our designer deck brand as we enter the seasonal downturn in addition to the near-term serious decline in the housing market. As I have said to you before, the demand for decks usually follows new construction by one to two years.

We will complete the installation of all existing deck orders, which was approximately 3.4 million at September 30th and thereafter. We intend to offer for sale our Woodbridge, Virginia, deck manufacturing facility and its equipment.

In connection with our decision to cease offering deck products, we expect to incur charges of approximately $150,000 in the fourth quarter of 2008 related to increased depreciation of certain manufacturing equipment, severance costs, and other shutdown-related expenses. We do not expect an impairment charge related to our Woodbridge manufacturing facility.

In July, we launched a pilot program in the Dallas market to offer a new product category, garage organization systems. We simultaneously introduced our closet organization system with garage systems as a total solution to the consumer for their home organization needs. We are currently working with The Home Depot to provide for a rollout of these products in certain markets where we currently offer our kitchen refacing products. We anticipate we will begin this rollout in the first quarter of 2009 and complete that rollout by the end of the third quarter. Home organization storage systems, including closets and garage systems, are a growing product category that fit well with our product mix.

We are also planning to pilot a new product in 2009 in The Home Depot stores in Boston, Massachusetts, Philadelphia, Pennsylvania, southern New Jersey, and Long Island, New York. The product line, which is offered through a subsidiary of The Home Depot, is a wood renewal system in which existing cabinet doors and door fronts, as well as the cabinet boxes and other wood surfaces in the home, including flooring, are refinished through a proprietary process involving the application of special cleaners, neutralizers, coloring agents, sealers, and finishes. We believe that this wood renewal system is an excellent product for customers who are looking for a more economical alternative to cabinet refacing. This will then provide Home Depot customers with a solution for every kitchen. We are excited about this opportunity to work with The Home Depot to expand our product offerings through products which have the potential for scalability across our entire system.

We believe this strategy is a key factor to our future revenue growth and the leveraging our brand and corporate infrastructure. As I’ve said before, our branch operating and G&A expenses are our largest fixed costs. The more revenue we can spread over those fixed costs, the more our operating margins will improve.

As you are aware, earlier this year our Board of Directors authorized the repurchase of the company’s outstanding stock up to $2 million. Any repurchase under our stock repurchase program may be made in the open market at such times and such prices as we may determine appropriate. During the third quarter, we purchased 111,587 shares of our common stock, including our prior repurchase program, which we initiated in August of 2007. Cumulative repurchases through September 30th were 905,420 shares at a cost of approximately $5.6 million.

Now, let’s turn our attention to our operating results for the third quarter. Revenues for the third quarter ended September 30th increased 2.1% to 35 million from 34.2 million in the third quarter last year. Revenues from deck products declined $4.8 billion as compared to prior year quarter, reflecting the phase-out of the product offering. Excluding deck products, revenues increased $5.5 million, or 21.6%, to 31.2 million in the third quarter 2008 as compared to 25.6 million in the same quarter last year. The increase is attributable to our kitchen and countertop product line and resulted from higher backlog of orders at the beginning of the quarter and the combination of strong new order input in the current period and increased manufacturing output. Excluding deck products, our new orders in the third quarter increased 9%, or $2.4 million.

Net income from continuing operations was 600,000, or $0.08 per share, in the third quarter 2008 as compared to 1.2 million, or $0.15 per share, in the same quarter last year. We have experienced an increase in marketing costs to acquire a customer, which has adversely impacted our operating margin.

In June 2007, we initiated a new in-store marketing program in which we utilized an independent marketing firm to staff The Home Depot stores to generate customer leads. While this program has been effective at generating a greater number of leads, our marketing cost to acquire a customer through the in-store program has been higher than the cost of acquiring a customer without the utilization of the in-store program. The higher cost of the in-store program is a result of the combined fees we paid to The Home Depot and the in-store marketing firm. Although the program has a higher cost to acquire the customer, the program is principally responsible for our increase in new orders and revenues. We are continuing to evaluate this in-store program.

We are all aware of reports of continuing economic pressures, including the softness in the housing market, uncertainty in the credit markets, rising unemployment, and higher energy costs. During the current period, we have experienced a sharp increase in the number of customers who were declined financing for their home improvement project, thereby adversely impacting our new orders. Approximately 85% of our customers elected to utilize financing products provided through The Home Depot to fund their home improvement project. Customers must qualify under these programs to receive financing. During the third quarter of 2008, 82% of the customers electing a financing product were approved as compared to 93% during the same quarter of 2007. Despite the success of our in-store program to generate increased customer interest, we believe these economic pressures have had an adverse effect on our generation of new orders and that these macro economic conditions will persist throughout 2009.

Now, I would like to turn the call over to Bob DeFronzo, our CFO, who will discuss our operating results in greater detail.

Robert DeFronzo: Thank you, Murray, and thanks, everyone, for joining us today. Let’s begin with our new orders in the quarter. Overall, our new orders were 30.8 million in third quarter of 2008 as compared to 31 million in the third quarter last year. Our new orders for deck products declined 2.6 million in the quarter, which reflects the phase-out of the deck product offering. Excluding the deck products, our new orders increased 2.4 million, or 9%. Approximately 1.2 million of that increase resulted from new markets we opened in 2008. The remaining increase was generated in markets that were open greater than one year and principally resulted from an increase in the number of customer appointments for our kitchen and countertop products. As Murray noted earlier, we attribute the increase in the number of customer appointments to our in-store marketing program that we had initiated in June of last year.

Repeating Murray’s comment, our revenues for the third quarter of 2008 have increased 2.1% to 35 million from 34.2 million in the third quarter of last year. Our revenues from our deck products declined 4.8 million as compared to the prior year. Excluding these deck products, our revenues were 31.2 million in the third quarter of 2008, which is an increase of 5.5 million, or 21.6%, from 25.6 million in the same quarter last year. Of this 5.5 million increase, revenues from markets that were opened in 2008 contributed $1.2 million in revenues, and markets open greater than one year increased 4.3 million. Again, the increase was attributable to our kitchen and countertop product line and resulted from higher backlog of orders at the beginning of the quarter, as well as the combination of stronger new order input in the current period and increased manufacturing output.

Our gross profit in the third quarter was 18.3 million, or 52.2% of revenues, as compared to 17.8 million, or 51.9% of revenues, in the same quarter last year. The increase in gross profit reflected $397,000 from higher volume, 281,000, or 80 basis points, from favorable product mix, which was offset by a 157,000, or 30 basis points, in higher cost of goods principally associated with our deck product line. The lower margin in deck products resulted from certain changes in our deck product design and cost of steel hardware components utilized in our deck understructure.

On the positive side, since bath and deck products have lower margins…have higher margins… I’m sorry; since bath and deck products have lower margins than our kitchen products, our sales mix to higher kitchen revenues helped our margins as compared to the third quarter of last year.

Our operating expenses increased from 15.8 million in the third quarter of 2007 to 17.3 million in the third quarter of 2008. As Murray had indicated earlier, although a substantial portion of our operating cost, our sales and marketing expenses that vary with revenues, our marketing cost to acquire a new customer has increased, resulting in higher marketing cost and reduced net income.

In the aggregate, our marketing expenditures were 7.9 million, or 22.6% of revenues, in the third quarter of 2008 as compared with 6.7 million, or 19.7% of revenues, in the third quarter of 2007. In addition, our operating costs have increased from the addition of new sales and installation centers we’d opened in 2008. Our branch operating expenses increased to 138,000 as a result of the expansion of our operations.

Our quarterly report on Form 10-Q includes additional information. I’d like to encourage everyone to take time to read that. And with that, I’d like to turn the call back over to Murray.

Murray Gross: Thanks Bob. Now, we will open line for questions.

Operator: Thank you, Sir. Ladies and gentlemen, we’ll now begin the question-and-answer session. As a reminder, if you do have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw that question, please press the star followed by the two. If you’re using speaker equipment today, it will be necessary for you to lift the handset before pressing the numbers. One moment, please, for our first question.

And our first question is from the line of Joel Havard with Hilliard Lyons. Please go ahead.

Joel Havard: Hi.

Murray Gross: Hey, Joel. (Unintelligible)

Joel Havard: A moment of silence for the economy and consumer credit confidence.

Murray Gross: Joel, there’s something happening. You’re breaking up.

Joel Havard: I’m going to pick up. Did that help?

Robert DeFronzo: Yes.

Joel Havard: Okay. I’ll just hold the phone to my ear. I guess congratulations, first, for defying market gravity as long as you all have. But it looks like it’s catching up just a bit here. The credit numbers you’ve referenced, Murray, make sure I got them right—82% approval rate in Q3 this year versus 93% a year ago. Did I write that down?

Murray Gross: Ninety-five.

Joel Havard: Ninety-five. And that’s in an environment where about 85% of your business is historically credit-driven?

Murray Gross: That’s correct.

Joel Havard: All right. We’ll presume that that gets a little tougher yet with all the clever dancing on the part of consumer lenders. How do you... And I’ll try and make this the only sort macro theoretical question, but how do you work your way through that?

Murray Gross: First before I answer the question, let me quantify that for you. It was a total of $5 million in credit rejects that hit us. If it had not been for that halibut, we would have had one hell of a quarter in new orders. And it wasn’t a total of 5 million, it was additional 5 million. So what we are doing now is we are...

Joel Havard: But those were orders that don’t become jobs.

Murray Gross: That is correct. Those are the orders which we sold and did not become jobs. Now, we have gone out now and obtained permission from The Home Depot to use another financing source or whatever financing sources, if they... after they’ve had the first look at the deal and the cost.

Joel Havard: And this is normally through that The Depot credit card?

Murray Gross: That’s correct.

Joel Havard: Okay. And is that a Citi (sp?) product?

Murray Gross: Yes. One of the things that caused us some consternation was Depot had two credit programs; one was their interest credit card…its credit card program—I want to grammatically correct here—was its credit program, and then they had their regular installment loan program.

Joel Havard: Is that also is Citi managed?

Murray Gross: That was a Citi-managed program. And they discontinued that program, I’m going to tell you May, and so we look with it all through the quarter. And that probably impacted our sales even somewhat for the true installment loan volume. So we are now working on a couple new sources to replace that business. Whether it will have a serious impact or not, it’s too soon to tell. This was actually the first week we kicked it off, and so what the result will I won’t be able to report.

Joel Havard: Well, could you give a little color, then, on what you’re down... Fortunately, you’ve got some experience, and I know the whole FCC dynamic was to go and make sure that you all had an available credit source, clearly trying (unintelligible).

Murray Gross: Yes, that was really for what we’ve come to term sub-prime paper. And FCC is a viable source, and we continue to use that for the sub-prime customer. However, if you take the prime customer that had a FICO of, say 700 or above, they were too resistant to the rate that FCC has to get. And because of their own credit situations, those rates are just not competitive for the prime borrower.

Joel Havard: So you’re not looking... But these... Is the reject pool here typically skewed down toward the sub-prime customer, or is it a (inaudible)?

Murray Gross: We don’t know yet. I would say for the most part that I... But we don’t know enough, because we don’t get any disclosure from Depot. So we don’t know what the reason was.

Joel Havard: Oh, I see. Okay. All right. So to your point, it will them a while to...

Murray Gross: Yes, it will take some time for us to learn. And I think I was... This morning, yesterday when everybody got upset about what Paulson said about consumer credit, I said you know... My reaction was (inaudible) was watching the market go down 400 points. I was saying this is what we need. We’ve got to get consumer lending going again to enable the customer... because we believe we were getting good people turned down, but we didn’t know.

Joel Havard: Okay. All right. Well, I appreciate the color on that one. The second big thing for me is what branch/sale/G&A can we expect to be cut out of ‘09 ex-deck now in its entirety? Or may be to ask it backwards, what could we have cut out of ‘08... Maybe it’s more of a Bobby question, but...

Murray Gross: Yes, well I’ll throw that one in Bob’s lap.

Joel Havard: Thanks.

Robert DeFronzo: Joel, I don’t have a quantified number, but I can tell you that a good portion... The locations where the branches were operating with deck, they operate with all products. So you know... And there’s not... You know if you look at our branch operating, although it increases because we have so many centers across the country, our centers are fairly small in operation. And so, you know, I mean you’ve got basically an installation manager and product sales manager and couple of administrative people, and it’s fairly small. So there’s not a lot of opportunity to cut cost there. Where those costs will come out will be within the manufacturing facility itself. And our margins on decks have been lower, and we’ll get more out of our margin percentages. So by concentrating more on our other products and products that can grow across a larger base, we should improve our picture than to continue to stay with the deck product, which is limited.

Joel Havard: Okay, good. A couple of thoughts on some of the volume initiatives here, storage starting to rollout a little more broadly, so you’re pleased, I guess. Depot is pleased, as well, with initial results there. Murray, I know it’s early to be thinking about it, but could you give us a view of maybe number of stores in phase I and sort of what the decision timeline would be before you’d be given the green light for a stage II and what the magnitude of that might be?

Murray Gross: I am hoping to learn that next week, but I can tell you that the plan is that we will roll garage organization and closets probably across the system over the next nine months. That’s the plan. Whether we decide to do it in every market I don’t want to say yet. We’re doing some little further investigation. But the results in Dallas were good, and we did some initial presentation work for Depot last... two weeks ago that they observed on how the installation’s done and what it looks like. And those communications are going on right now. And I will tell you, organization will become involved in our entire platform.

Joel Havard: Okay. Same theme, different point here, the wood renewal initiative, now this is not refacing, but a really spiffy cleanup job?

Murray Gross: Yes. Depot owns a division which has a wood renewal project product that they have kind of tested in some of the stores. And as we looked at that and worked with them, it seems like a very logical alternative to have someone with even a newer kitchen, a house built in the last 10 years, which typically eight or 10 years, which is not our customer, but maybe he had a pickled out finish on a house that was built in the ‘90s, from ‘95 to say into the early 2000s when that was a big finish, that pickled out look. And now it’s obsolete, everything’s gone to darker woods. And the basic alternative was to paint those cabinets, which won’t hold up over time.

They have a—I’m not sure if it’s a patented product, but I believe it is—that they put neutralizers—and Joel, you’re kind of DIY guy—and you know if you try to restain wood, it never takes right. They have, from what we’ve seen—developed a product which allows you to restain those cabinets and impregnate that wood so that you can take that... I don’t want to tell you you can darken it down to chocolate, but you can certainly get a nice medium wood shade out of that old cabinet for a very... really a pretty reasonable price. In addition to that, then we’ve got the opportunity once we refinish that cabinet, two add new hardware, to add organization to it, to add a countertop. And we’re guesstimating. You know we have no experience with it yet until we do this test in the three markets. But hopefully, we will wind up with a $4 or $5,000 sale (inaudible).

Joel Havard: You anticipated everything but the word cannibalization here, Murray. That’s a great (unintelligible).

Murray Gross: Well, yes. It will only be sold as a what we refer to is a regeneration product. So we’re going to originate the lead for refacing and just get the magnitude to the thing. We’re running 12,000 to 13,000 leads a month, and we’re net sales about a 1,200 to 1,300 of those. So we’ve got a lot of potential customers left. And then we will call those customers (inaudible)...

Joel Havard: You’d do the 12 to 1300—I’m sorry to interrupt you. The 1200 or 1300 is your existing...

Murray Gross: Yes, that’s our net orders. So there’s some numbers and cancellations (unintelligible)...

Joel Havard: But that’s on your existing kitchen program?

Murray Gross: That’s correct. And we’ll go back via email, telephone solicitation, or it will have a separate sales team. So the salesman that’s making the original call will not be presenting the product. And then if the customer has an interest, he’ll present what we call the regeneration of that lead and present this alternative product. So what we’re trying to avoid is the very thing you’re talking about, and that’s exchanging an $8,000 sale for a $4,000 sale.

Joel Havard: Well, that’s a well thought-out approach. I can’t think of...

Murray Gross: The question is, will be as well thought-out execution.

Joel Havard: Yes. And again, this is going into test, then in Q4...

Murray Gross: It will probably January 1 until we get all the...

Joel Havard: So it’s mid-year before you’re really ready to make a decision on that?

Murray Gross: No, it will be before that.

Joel Havard: Okay. Duly noted. A final question, housekeeping here. Could you give us the number of service centers and/or stores served in kitchen, bath, and other like at the quarter end?

Murray Gross: Yes. Well, stores are about 1,600, 1,662 to be exact. That includes the Expo stores. We just added about 50 stores in South Florida for the bath products as we picked up that territory. And so that takes about... We got about 600 stores for the bath product.

Joel Havard: And is that one in existing kitchen service centers, or are these new service centers?

Murray Gross: They’re existing. Our goal, Joel, is to implement programs where we can leverage that existing infrastructure. We’ve got... Our G&A... As I said, I think, in my script, our G&A is a fixed cost; our branch operating is a fixed cost. If I can move more revenue over those costs, then I get a significant contribution margin.

Joel Havard: Well, you forced me to lie here, okay. One more thought, then, about that. How much longer are you are willing to give in-store marketing program to prove its value? I caught the gist... the comment that you do believe that it is driving the incremental difference here. Are the expenses...

Murray Gross: Oh, yes. There’s no doubt that it’s proven its value. Now, it drove our lead cost up over $1 million to generate that revenue, but there is no doubt it works. And so how we... You know, we’re every day talking about how we modify it, how we make it better. The unfortunate thing, if we hadn’t had the credit crunch that we had along with it, because most of that business that was rejected from credit came out of that program. And had we had that additional $5 million worth of revenue out of that program, I’d be running around the table singing God Bless America.

Joel Havard: Not to be facetious, but are they just talking to the guys in the most worn-out shoes? How is it that they’re... that that program is addressing your lead credit (inaudible) the audience?

Murray Gross: You know, we don’t know. From my own observations, I would tell you no, that they’re limited. I go out and visit a store or... not even visit. I’m going to Home Depot to buy something, and I am continually engaged by those people, and I make a point to allow them to engage me before I tell them who I am to see how they conduct themselves.

And you know, I usually am not a huge (inaudible). So I... And they... The last time I was there, I mean they headed for me like a fly to honey. My wife was with me and I was walking down to isle by the kitchen department, and the young lady was right there. And so in addition to that, so that we get some comparisons, we are doing now... running tests of our own in three markets to see how it lays in side by side.

Joel Havard: Now, what does that mean with company employees versus an outsider?

Murray Gross: Yes. With our own employees, just to see if there’s any appreciable difference. So far, we haven’t observed anything significant.

Joel Havard: Well guys, congratulations again on keeping the business sound in this very tough environment. I’ll jump out of line now. Best of luck.

Murray Gross: Okay, Joel

Operator: Thank you. Ladies and gentlemen, if there are any additional questions at this time, please press the star followed by the one. As a reminder, if you’re using speaker equipment, you will need to lift the handset before pressing the numbers.

And our next question’s from the line of Nick Genova with B. Riley & Company. Please go ahead.

Nick Genova: Hey, guys. Just a couple of quick questions. In the past, you guys have talked about operating margin targets in mid- to long-range targets of 5% to 7%. Obviously with the environment being difficult, that’s going to make that more challenging. And I don’t know how the deck business necessarily affects that, but can you guys talk about maybe the timing on those and whether those are still realistic?

Murray Gross: Well, you know I think it’s obvious at the moment they’re not realistic today. I think once we get through this downturn we’re in, I probably am more convinced than ever that they’re realistic. Our gross margins will improve. I think you will see that improvement as we wind down the deck business and get the purely kitchen, bath, and our organization business margins. I don’t want to stick my neck out and tell you where I think it’ll go yet, but I think you will see nice improvement in our operating margins.

Nick Genova: Okay. And then on that margin side, the organizational business, did those margins... are they pretty close to what the kitchen and bath segment does?

Murray Gross: Yes.

Nick Genova: Okay. And then so obviously, with that deck business being going, we should... That’ll at least benefit the margins here in the next couple of quarters; at least it should, right?

Murray Gross: Yes. We had... In this quarter and during the year, and one of the things it really drove us to make the decision about getting out of the deck business was that the customer... the consumer is really demanding composite materials. Our process for building the deck is not conducive to a pre- fabricated deck out of composite material. And then there are some issues with it with building codes and a railing, and so our design and so forth is really built around selling a wood, a lumber deck. And as we started selling composite materials, we just couldn’t generate the efficiencies out of building a deck stick- built or as we put out a... manufacturing it in a factory. So in order to be competitive in the marketplace where we were fairly competitive when we had the designer deck, the (inaudible), that we went out and we put the deck in in a couple of days, now we were stick-building decks, competing against a contractor, and it took away that edge. And so we saw rather depressed margins out of our deck business.

Nick Genova: Yes, that makes sense. You guys have $3.4 million in backlog as of September 30th on that deck business. Can you talk to how long until that pretty much completely winds down?

Murray Gross: Our intent is to complete it all by the end of the year. Now, I won’t promise that will happen, but you know we... In October, we completed about a third of that, maybe a little more than a third. We ought to do that again in this month. December, if the weather is kind to us, we’ll get most of that out of the way. So our goal is to have it all installed by the end of the year. There may be a few hundred thousand dollars left to swap over, but I would think that would be extent of it.

Nick Genova: Sure. And then that Woodbridge facility, is that going to be for sale now, or are you going to wait until that’s completely wound down (inaudible)?

Murray Gross: No, we’re putting it on the market probably the end of this month. We’re having appraisals done on it as we speak.

Nick Genova: Okay. And do you guys have any sense right now for what the value that property may be?

Murray Gross: No. I’ll probably know that once I get the appraisal, but I don’t want to... I can tell you what my wishful thinking is, but I don’t know what it is in this environment.

Nick Genova: Okay. Would it be safe to say that it’s enough to cover the mortgage you guys have on that property?

Murray Gross: Oh, heavens yes.

Nick Genova: Okay. All right, perfect. And then final question that I’ve got is on the bathroom side. You guys have done a phenomenal job growing the kitchen business, especially in this environment, but in the bathroom side it’s been kind of stagnant. Is there anything you guys are working on there to try to get some traction in that business?

Murray Gross: Yes. We are working on our whole new type of display for that business that will be kind of interactive in-store. We’ve worked those designs out now with Depot. And one of the things we haven’t been able to do is use our in-store promoters on that program, and hopefully that will change soon and that business will grow again. I think it will grow even somewhat now by getting the Miami market. So I’ll just give you... We’ve got a lot of plans for it.

Nick Genova: Perfect, all right. Thanks guys, and good luck.

Murray Gross: Thanks, Nick.

Operator: Thank you. Our next question is from the line of Laurel Miller with Southwest Texas Capital. Please go ahead.

Laurel Miller: Hi, this is Laurel. How are you doing today?

Murray Gross: Good, Laurel. How are you?

Laurel Miller: Doing fine. I had a question on the buy-back program, if you consider that a success and if it hit your objectives and if you plan or continuing or just what you could say about it.

Murray Gross: Well, I would say yes, we plan to continue it, absolutely. Has it met our objectives? Probably not as quickly as I would have liked. We had many days... Under the program, Laurel, we were limited to buy 25% of the average number of shares that have traded over that last 20 days, trading days. So with the volume of trading our stock, I can generally buy anywhere from 3,500 to 4,000 shares a day. And there were many days I couldn’t get them. And I have not really been able to make many block trades, where someone... which I can do on a day which we’re not in the market. But no one comes along and says I’ll sell you 25,000 or 50,000. So I guess the answer is yes, it’s been as successful as we can get it be.

Laurel Miller: Right. I appreciate that.

Murray Gross: Okay.

Laurel Miller: Thank you.

Murray Gross: You’re welcome.

Operator: Thank you. Our next question is from the line of Chris Doucet with Doucet Asset Management. Please go ahead.

Murray Gross: Hey, Chris. How are you?

Chris Doucet: Good afternoon, guys. Congratulations on a surprisingly successful quarter in a challenging environment. Most of my questions have been answered. I did have a couple of questions. So did you say you are generating 12,000 to 13,000 leads per quarter, or per year? I missed that.

Murray Gross: Per months.

Chris Doucet: Per month? Okay, wow. And to follow-up on the gentleman’s question about the Woodbridge facility, the Woodbridge facility has a $1.5 million first mortgage?

Murray Gross: Yes; about 1.6, I think.

Chris Doucet: 1.6? And what is the current value on the books at right now for the facility?

Murray Gross: I think it’s on the books... It’s a guess, Chris; maybe Bob knows. I think it’s probably 2 point something, though; yes.

Chris Doucet: And you think you’ll get more than book value or more than just the debt?

Robert DeFronzo: We will get more than book value.

Chris Doucet: Okay. All right. I’ll step back in the queue.

Murray Gross: The (inaudible) wouldn’t sell it (inaudible).

Chris Doucet: All right. Let me ask you one last question. Were you able to buy any blocks during the quarter?

Robert DeFronzo: I bought one block. During this quarter. Not sure; I’m going to say, Chris, I think I only bought one block in September.

Chris Doucet: Okay. Thank you, guys. Congratulations again on the quarter. I’ll step back.

Operator: Thank you. Our next question is from Ivan Zwick with Raymond James Financial. Please go ahead.

Ivan Zwick: Hi, Murray.

Murray Gross: Hey, Ivan. How are you?

Ivan Zwick: Fine, thank you. I’ve got just the one question and it maybe sort of hard to answer, but maybe you can give me a guesstimate. On the organizational product that your going to roll out in... for the garages and the closets, of course, you probably don’t know for sure just how many locations you’ll be in. But once you get it rolled out, can you maybe give me ballpark or guesstimate figure what you think this will mean to you annually on a revenue basis, dollars?

Murray Gross: It would be a pure guess, Ivan. I can tell you this, that in the tests in Dallas, we generated about a $100,000 a month while it was in the pilot program here in Dallas. I think I mentioned that the last time, but somewhere between 80,000 and 100,000 a month. What it does in the other branches, I don’t know, but I’m optimistic that it should do as well.

Ivan Zwick: Okay, thanks.

Murray Gross: I don’t know if that answers your question or not.

Ivan Zwick: Well, we’ll just have to see how many places you get it rolled on into and then we’ll have a much better...

Murray Gross: Yes. And that just probably might have been... That was in a rather limited number of stores here in the Dallas market. So if you want to extrapolate that out on what it would mean in Dallas for year and multiply that times 40 markets, I would be very, very excited about that.

Ivan Zwick: I would, too. Thank you.

Operator: Thank you. Our next question is from the line of Rick Fetterman with Fetterman Investments. Please go ahead.

Rick Fetterman: Thank you. Good afternoon.

Murray Gross: Hey Rick, how are you?

Rick Fetterman: Fine. Thank you, Murray. How many stores were there in the Dallas test?

Murray Gross: Sixteen.

Rick Fetterman: And one little question regarding Woodbridge, is the... Do you expect the $150,000 charge in the fourth quarter to be pretty much it?

Murray Gross: That’s what they’re telling me now, and I’ve asked the question about ten times.

Rick Fetterman: Did they tell you how much of that is non-cash?

Robert DeFronzo: Almost all of it.

Murray Gross: Other than the severance pays, all of it.

Rick Fetterman: Okay.

Murray Gross: There’ll be some severance, which I’m going to guess is probably $25,000.

Rick Fetterman: Okay. Last question is you commented on the deck backlog. What... Can you tell us what the backlog was for the rest of the business at the end of the quarter?

Robert DeFronzo: Sure. Let me get my... I got it. It was $15.2 million in kitchen refacing, about $1.3 million in bath.

Rick Fetterman: Okay, that does it for me. Thanks and congratulations on a great job in this really lousy environment.

Murray Gross: I second that about the environment. Thanks, Rick.

Operator: Thank you. At this time, we have no further questions. I’d like to turn it back to Mr. Gross for any closing remarks.

Murray Gross: Gentlemen, I would... and ladies, I would like to thank all of you for attending our call. As I said, it hasn’t been fun this quarter. We’ve been working our fannies off, I’ll tell you that. And I really want to congratulate our team and any of our people that are listening, because they’ve really, really worked hard. We’ve made a lot of progress operationally. I think you can... seen by the confidence that Depot’s had into us to let us grow our business with some new categories that admittedly, from their point of view, we don’t have a lot of experience in. And they have the confidence in our team to be able to execute those plans, and we’re just going to keep fighting. Somebody said to me yesterday, if it doesn’t kill you, you’ll be stronger for it.

So I think when we come out all of this, we’ll be stronger. And hopefully what the Treasury did with doing... steps to loosen up consumer credit, if that really works and the credit gets back to kind of a normal flow for the consumer, you can just imagine what another $5 million would mean to us in backlog if we were sitting with it today or any portion of it. So hopefully, this will help mitigate some of the other challenges that we face. So I thank you for your time and your continued support.

Operator: Thank you, Sir. Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation. You may now disconnect.